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                                                                    EXHIBIT 5.1


                                                                 (714) 365-5516

                               December 16, 1996


NORRIS COMMUNICATIONS, INC.
12725 Stowe Drive
Poway, California 92064



Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by Norris Communications, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on December 16, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 460,000 shares of Common Stock, $.001 par value per share, of the Company (the "Shares") which the Company has agreed to issue pursuant to the Company's Consultant Stock Bonus Plan (the "Plan").

        We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Shares pursuant to the Plan as set forth in the Plan.

        Based upon such examination and subject to compliance with applicable state securities and "blue sky" laws, it is our opinion that the Shares, when issued pursuant to the provisions of the Plan, will constitute legally issued and outstanding shares of the Company's Common Stock, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ HIGHAM, McCONNELL & DUNNING
                                        -------------------------------------
                                            HIGHAM, McCONNELL & DUNNING

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